PRESS RELEASE	For Immediate Release
200 Powell Place Brentwood, Tennessee 37027 TractorSupply.com	Anthony F. Crudele, Chief Financial Officer Randy Guiler, Director, Investor Relations (615) 440-4000 Investors: Cara O’Brien/Erica Pettit Media: Samantha Cohen Financial Dynamics (212) 850-5600

TRACTOR SUPPLY COMPANY REPORTS FIRST QUARTER 2009 RESULTS
~ Sales Increased by 12.8% to $650.2 Million ~
~ Same-Store Sales Increased 4.2% ~
~ Earnings per Share of $0.01 vs. Loss per Share of $(0.05) ~

Brentwood, Tennessee, April 22, 2009 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its first fiscal quarter ended March 28, 2009.

First Quarter Results
Net sales increased 12.8% to $650.2 million from $576.2 million in the prior year’s first quarter. Same-store sales increased 4.2%, compared with a 6.5% decrease in the prior-year period. This same-store sales increase was primarily driven by the Company’s core consumable categories, including animal and pet-related products. Additionally, same-store sales were positively impacted by approximately 160 basis points due to one additional selling day related to the shift of the Easter holiday from March into April.

Gross margin increased 14.5% to $201.0 million, or 30.9% of sales, compared to $175.5 million, or 30.5% of sales, in the prior year’s first quarter. The improvement in gross margin resulted primarily from lower fuel costs and improved transportation efficiencies.

Selling, general and administrative expenses, including depreciation and amortization, improved slightly to 30.7% of sales for the first quarter of this year compared to 30.8% of sales for the first quarter of last year, primarily due to reduced marketing costs.

Net income for the quarter was $0.5 million, or $0.01 per diluted share, compared to a net loss of $2.0 million, or $(0.05) per diluted share, in the first quarter of the prior year. Exclusive of the LIFO provision, net income for the quarter was $2.2 million, or $0.06 per diluted share, compared to net loss of $0.2 million, or $(0.01) per diluted share, in the first quarter of 2008.

The Company opened 28 new stores, closed one store, and relocated one store in the first quarter compared to 27 new stores and no closed or relocated stores in the prior year’s first quarter.

Jim Wright, Chairman and Chief Executive Officer, stated, “We are very pleased to have generated a double-digit top-line increase while improving gross margin and profitability in a challenging macro environment. We experienced a very strong increase in comp transaction count as customers continue to view Tractor Supply Company as a destination for serving their rural lifestyle needs. At the same time, we benefited from our disciplined operational management, as reflected by our inventory productivity improvements and expense leverage for the quarter.”

Company Outlook
The Company confirmed its fiscal 2009 expectations for net sales to range from $3.2 billion to $3.3 billion, same-store sales to range from a decline of approximately 1.5% to an increase of approximately 1.5%, and net income to range from $2.58 to $2.74 per diluted share.

Mr. Wright concluded, “With a solid start to this year, we are confident we are taking the right steps to continue differentiating our business in the market and executing our retail strategy to win in the current environment and beyond. As we move through the year, we anticipate leveraging our compelling value proposition, strong vendor relationships, and solid financial foundation to navigate the current economic backdrop. Based on the success we have achieved in our unique niche, we have identified additional growth opportunities for the business, including expanding our long-term store target to 1,800 domestic stores, which we believe positions us well to deliver long-term growth and value for our shareholders.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results. The call will be simultaneously broadcast over the Internet on the Company’s homepage at TractorSupply.com and can be accessed under the link “Investor Relations.” The webcast will be archived shortly after the conference call concludes through April 29, 2009.

About Tractor Supply Company
At March 28, 2009, Tractor Supply Company operated 882 stores in 44 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, pet and animal products, including items necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck and towing products; and (6) work/recreational clothing and footwear for the entire family.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include the impact of the current economic cycle on consumer spending, weather factors, operating factors affecting customer satisfaction, consumer debt levels, inflation, pricing and other competitive factors, the ability to attract, train and retain qualified employees, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the timing and acceptance of new products in the stores, the mix of goods sold, the continued availability of favorable credit sources, capital market conditions in general, the ability to increase sales at existing stores, the ability to retain vendors, reliance on foreign suppliers, management of its information systems and the seasonality of the Company’s business. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
(Financial tables to follow)

Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	FIRST QUARTER ENDED
	March 28, 2009		March 29, 2008
		%		%
		of Sales		of Sales
Net sales	$650,171	100.0%	$576,208	100.0%
Cost of merchandise sold	449,135	69.1	400,692	69.5

Gross margin	201,036	30.9	175,516	30.5
Selling, general and administrative expenses	183,650	28.2	163,185	28.3
Depreciation and amortization	16,201	2.5	14,372	2.5

Income (loss) from operations	1,185	0.2	(2,041)	(0.3)
Interest expense, net	414	0.1	1,223	0.2

Income (loss) before income taxes	771	0.1	(3,264)	(0.5)
Income tax expense (benefit)	301	0.0	(1,260)	(0.2)

Net income (loss)	$470	0.1%	$(2,004)	(0.3)%

Net income (loss) per share:
Basic	$0.01		$(0.05)

Diluted	$0.01		$(0.05)

Weighted average shares outstanding (000’s):
Basic	35,951		37,514
Diluted	36,553		37,514

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 28,	March 29,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$37,364	$17,383
Inventories	730,127	746,143
Prepaid expenses and other current assets	33,713	43,065
Deferred income taxes	4,142	—

Total current assets	805,346	806,591
Property and equipment, net	364,718	345,124
Goodwill	10,258	10,258
Deferred income taxes	15,145	18,041
Other assets	4,969	6,669

TOTAL ASSETS	$1,200,436	$1,186,683

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$382,620	$360,785
Accrued expenses	103,136	98,268
Current portion of capital lease obligations	521	724
Income taxes currently payable	2,217	—
Deferred tax liabilities	—	597

Total current liabilities	488,494	460,374
Revolving credit loan	40,000	102,500
Capital lease obligations	1,694	2,221
Straight line rent liability	40,425	32,651
Other long-term liabilities	24,161	24,166

Total liabilities	594,774	621,912

Stockholders’ equity:
Common stock	327	326
Additional paid-in capital	172,225	155,606
Treasury stock	(213,033)	(152,900)
Retained earnings	646,143	561,739

Total stockholders’ equity	605,662	564,771

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,200,436	$1,186,683

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	FIRST QUARTER ENDED
	March 28,	March 29,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$470	$(2,004)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	16,201	14,372
Loss on disposition of property and equipment	59	55
Stock compensation expense	3,302	3,151
Deferred income taxes	(3,884)	(475)
Change in assets and liabilities :
Inventories	(126,692)	(110,155)
Prepaid expenses and other current assets	7,408	(180)
Accounts payable	95,792	102,439
Accrued expenses	(10,329)	(17,333)
Income taxes currently payable	3,083	(5,994)
Other	1,985	856

Net cash used in operating activities	(12,605)	(15,268)

Cash flows from investing activities:
Capital expenditures	(18,855)	(26,492)
Proceeds from sale of property and equipment	3	12

Net cash used in investing activities	(18,852)	(26,480)

Cash flows from financing activities:
Borrowings under revolving credit agreement	199,576	203,051
Repayments under revolving credit agreement	(159,576)	(155,551)
Tax benefit of stock options exercised	316	121
Principal payments under capital lease obligations	(132)	(253)
Repurchase of common stock	(9,118)	(2,851)
Net proceeds from issuance of common stock	523	914

Net cash provided by financing activities	31,589	45,431

Net increase in cash	132	3,683
Cash and cash equivalents at beginning of period	37,232	13,700

Cash and cash equivalents at end of period	$37,364	$17,383

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$363	$1,405
Income taxes	426	5,182

Selected Financial and Operating Information

	FIRST QUARTER
	ENDED
	March 28,	March 29,
	2009	2008
	(unaudited)
Sales Information:

Same-store sales increase (decrease)	4.2%	(6.5)%
Non-comp sales (% of total sales)	7.6%	9.3%
Average transaction value	$40.19	$40.61
Comp average transaction/value decrease	(1.5)%	(2.9)%
Comp average transaction count increase (decrease)	5.8%	(3.8)%
Store Count Information:

Beginning of quarter	855	764
New stores opened	28	27
Stores closed	(1)	—
End of quarter	882	791
Relocated stores	1	—
Pre-opening costs (000’s)	$2,900	$2,380
LIFO charge (a)	2,834	2,947
Balance Sheet Information:

Average inventory per store (000’s) (b)	$881	$946
Inventory turns (annualized)	2.39	2.21
Financed inventory (b)	47.8%	47.0%
Treasury shares:
Shares purchased (000’s)	281	77
Cost (000’s)	$9,118	$2,851
(a) First quarter 2009 LIFO charge is based on a projected annual provision of $14.1 million for fiscal 2009.
(b) Assumes average inventory cost, excluding inventory in transit.

Supplemental LIFO Information
(Unaudited)
(in thousands, except per share amounts)

	First Quarter Ended
	March 28, 2009	March 29, 2008
LIFO provision, pre tax	$2,834	$2,947
Net income (loss)	$470	$(2,004)
LIFO provision, net of tax	1,728	1,810

Net income (loss) without LIFO	$2,198	$(194)

Earnings Per Diluted Share:
Net income (loss)	$0.01	$(0.05)
LIFO provision, net of tax	0.05	0.04

Net income (loss) without LIFO	$0.06	$(0.01)

The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation above, provides meaningful information and therefore we use it to supplement our GAAP guidance. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the above reconciliations and to provide an additional measure of performance.